As filed with the Securities and Exchange Commission on January 6, 2005
Registration No. 333-_______
____________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________

WESBANCO, INC.
(Exact name of registrant as specified in its charter)

West Virginia	55-0571723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Bank Plaza
Wheeling, West Virginia	26003
(Address of principal executive offices)	(Zip Code)

Winton Financial Corporation Stock Option and Incentive Plan
Winton Financial Corporation 1999 Stock Option and Incentive Plan
Winton Financial Corporation 2003 Stock Option and Incentive Plan
(Full title of the plan)

Paul M. Limbert
President and Chief Executive Officer
One Bank Plaza
Wheeling, WV 26003
(Name and address of agent for service)

(304) 234-9000
(Telephone number, including area code, of agent for service)

With Copies To:

James C. Gardill, Esquire	Kristen Larkin Stewart, Esquire
Phillips, Gardill, Kaiser & Altmeyer, PLLC	Kirkpatrick & Lockhart LLP
61 Fourteenth Street	Henry W. Oliver Building
Wheeling, WV 26003	535 Smithfield Street
(304) 232-6810	Pittsburgh, PA 15222-2312
(412) 355-6500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $2.0833 per share(1)	132,175	$13.298	$1,757,663	$207.40

(1)	This Registration Statement on Form S-8 covers up to an aggregate of 132,175 shares of Common Stock, par value $2.0833 per share, of WesBanco, Inc. to be issued upon the exercise of assumed options pursuant to the Winton Financial Corporation Stock Option and Incentive Plan, Winton Financial Corporation 1999 Stock Option and Incentive Plan, and Winton Financial Corporation 2003 Stock Option and Incentive Plan.

(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Based upon the weighted average exercise price of the options in respect of which the shares may be issued, in accordance with Rule 457(h) under the Securities Act.

____________________________________________________________________________________________________

INTRODUCTION

This Registration Statement on Form S-8 (this "Registration Statement") is filed by WesBanco, Inc., a West Virginia corporation ("WesBanco" or the "Registrant"), in connection with the merger (the "Merger") of Winton Financial Corporation, an Ohio corporation ("Winton"), with and into WesBanco, pursuant to the Agreement and Plan of Merger dated as of August 25, 2004, by and among WesBanco, WesBanco Bank, Inc., Winton and The Winton Savings and Loan Co. (the "Merger Agreement"). Pursuant to the Merger Agreement, among other things, at the effective time of the Merger, WesBanco assumed certain of the outstanding stock options granted under the Winton Financial Corporation Stock Option and Incentive Plan, Winton Financial Corporation 1999 Stock Option and Incentive Plan, and Winton Financial Corporation 2003 Stock Option and Incentive Plan (together, the "Winton Plans"). The assumed options have become exercisable for shares of Common Stock, par value $2.0833 per share, of WesBanco ("WesBanco Common Stock"), based on the formula set forth in the Merger Agreement, and remain subject to the same terms and conditions set forth in the Winton Plans and related agreements.

This Registration Statement relates to up to 132,175 shares of WesBanco Common Stock issuable upon exercise of assumed options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of this Registration Statement is included in the respective prospectuses for the Winton Plans, which the Registrant has excluded from this Registration Statement in accordance with "Note" to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference into this Registration Statement:

(i) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(ii) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

(iii) the Registrant’s Current Reports on Form 8-K filed on February 26, 2004, April 5, 2004, May 28, 2004, June 18, 2004, August 2, 2004, August 27, 2004, September 3, 2004, September 24, 2004, October 1, 2004, November 2, 2004, December 27, 2004 and January 6, 2005 and amended Form 8-K filed on April 27, 2004; and

(iv) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on May 2, 1977, as amended on June 10, 1977, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.    Description of Securities.

The shares of WesBanco Common Stock to be offered under this Registration Statement are registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

Certain matters relating to the validity of the WesBanco Common Stock being registered under this Registration Statement will be passed upon for the Registrant by its counsel, Phillips, Gardill, Kaiser & Altmeyer, PLLC, 61 Fourteenth Street, Wheeling West Virginia 26003. As of January 6, 2005, the members of Phillips, Gardill, Kaiser & Altmeyer, PLLC participating in the preparation of this Registration Statement owned an aggregate of 43,824 shares of WesBanco Common Stock.

Item 6.    Indemnification of Directors and Officers.

WesBanco’s Bylaws provide, and West Virginia law permits (W. Va. Code §31D-8-851 et. seq.), the indemnification of directors and officers against certain liabilities. Officers and directors of the Registrant and its subsidiaries are indemnified generally against expenses reasonably incurred in connection with proceedings in which they are made parties by reason of their being or having been directors or offices of the corporation, except in relation to matters as to which a recovery may be obtained by reason of an officer or director having been finally adjudged derelict in such action or proceeding in the performance of his duties. Notwithstanding the general indemnification provisions, WesBanco’s Bylaws prohibit certain indemnification payments to any "institution affiliated party" as that term is defined in 12 U.S.C. §1813(u). WesBanco does provide indemnity insurance to its officers and directors. Such insurance will not, however, indemnify officers or directors for willful misconduct or gross negligence in the performance of a duty to WesBanco.

A. Article VI of the Bylaws of the Registrant provides:

Indemnification of Directors and Officers

Section 1. Each director and officer, whether or not then in office, shall be indemnified by the corporation against all costs and expenses reasonably incurred by and imposed upon him in connection with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a director or officer of the corporation, or of any other company which he served at the request of the corporation, except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged derelict in such action, suit or proceeding, in the performance of his duties as such director or officer, and the foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.

Section 2. Notwithstanding the provisions of Section 1 of this Article VI, an "institution-affiliated party" may not receive a "prohibited indemnification payment" which is defined as any payment or agreement to make a payment by the corporation to an institution-affiliated party to pay or reimburse such person for any liability or legal expenses in any administrative proceeding brought by the appropriate federal banking agency that results in a final order or settlement in which the institution- affiliated party is assessed a civil money penalty, is removed or prohibited from banking, or is required to cease an action or take any affirmative action, including making restitution, with respect to the corporation.

Section 3. The corporation may purchase commercial insurance to cover certain costs that the corporation incurs under the indemnification provisions of Section 1 of this Article VI. Costs that may be covered include legal expenses and restitution that an individual may be ordered to make to the corporation. Such insurance may not, however, pay or reimburse an institution-affiliated party for any final judgment or civil money penalty assessed against such individual.

Section 4. The corporation may make or agree to make a reasonable indemnification payment if all of the following conditions are met: (i) the corporation’s board of directors determines in writing that the institution-affiliated party acted in good faith and the best interests of the corporation; (ii) the board of directors determines that the payment will not materially affect the corporation’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment; and (iv) the institution-affiliated party agrees in writing to reimburse the corporation, to the extent not covered by permissible insurance, for payments made in the event that the administrative action results in a final order or settlement in which the institution-affiliated party is assessed a civil money penalty, is removed or prohibited from banking, or is required, under a final order, to cease an action or take any affirmative action.

B. West Virginia Corporation Law, W. Va. Code §§ 31D-8-851 through 31D-8-856 provide:

§31D-8-851. Permissible indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1)     (A) He or she conducted himself or herself in good faith; and

     (B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

§31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

§31D-8-853. Advance for expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

§31D-8-854. Circuit court-ordered indemnification and advance for expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

§31D-8-855. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

§31D-8-856. Indemnification of officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. $ 1818(b)).

Item 7.    Exemption from Registration Claimed.

None.

Item 8.    Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.                Description

4.1          Restated Articles of Incorporation of WesBanco, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 16, 1996 (File No. 333-03905)).

4.2   Articles of Amendment to the Articles of Incorporation of WesBanco, Inc. (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 1998 (File No. 000-08467)).

4.3   Amended and Restated By-laws of WesBanco, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002 (File No. 000-08467)).

4.4   Specimen Certificate of WesBanco, Inc. Common Stock (incorporated by reference to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 9, 1991 (Registration No. 33-42157)).

5.1   Opinion of Phillips, Gardill, Kaiser & Altmeyer, PLLC, regarding the legality of the shares being registered hereunder (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Phillips, Gardill, Kaiser & Altmeyer, PLLC (included in the opinion filed as Exhibit 5.1).

   24.1           Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*****
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on this 6th day of January, 2005.

WESBANCO, INC.

By: /s/ Paul M. Limbert
Paul M. Limbert
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Young his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date

James E. Altmeyer	Director	January __, 2005

/s/ Ray A. Byrd
Ray A. Byrd	Director	January 6, 2005

/s/ R. Peterson Chalfant
R. Peterson Chalfant	Director	January 6, 2005

/s/ John H. Cheffy
John H. Cheffy	Director	January 6, 2005

/s/ Christopher V. Criss
Christopher V. Criss	Director	January 6, 2005

/s/ James D. Entress
James D. Entress	Director	January 6, 2005

Abigail M. Feinknopf	Director	January __, 2005

/s/ Ernest S. Fragale
Ernest S. Fragale	Director	January 6, 2005

/s/ Edward M. George
Edward M. George	Director	January 6, 2005

/s/ Vaughn L. Kiger
Vaughn L. Kiger	Director	January 6, 2005

/s/ Robert E. Kirkbride
Robert E. Kirkbride	Director	January 6, 2005

/s/ John W. Kepner
John W. Kepner	Director	January 6, 2005

/s/ Paul M. Limbert	President, Chief Executive Officer &
Paul M. Limbert	Director (Principal Executive Officer)	January 6, 2005

/s/ Jay T. McCamic
Jay T. McCamic	Director	January 6, 2005

Joan C. Stamp	Director	January __, 2005

/s/ Carter W. Strauss
Carter W. Strauss	Director	January 6, 2005

/s/ Reed J. Tanner
Reed J. Tanner	Director	January 6, 2005

/s/ Robert K. Tebay
Robert K. Tebay	Director	January 6, 2005

/s/ Robert H. Young	Executive Vice President & Chief
Robert H. Young	Financial Officer (Principal Financial	January 6, 2005
and Accounting Officer)

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